Winner Medical Reports Third Quarter Fiscal 2012 Results

3Q12 Revenues up 16.0% YoY to $48.2 million

3Q12 Net Income down 32.0% YoY to $2.3 million

SHENZHEN, China, August 9, 2012 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported consolidated financial results for the third quarter of fiscal 2012, which ended June 30, 2012.

Third quarter of Fiscal 2012 Financial Highlights

•	Revenues increased by 16.0% to $48.2 million from $41.5 million in the same quarter of fiscal 2011.
•	Gross Profit increased by 8.2% to $12.2 million from $11.3 million in the same quarter of the previous fiscal year.
•	Gross Margin decreased to 25.4% from 27.2% in the same quarter of fiscal 2011.
•	Net Income attributable to Winner Medical decreased by 32.0% to $2.3 million from $3.4 million in the same quarter of the previous fiscal year.
•	Basic and Diluted Net Income per Share were $0.10 and $0.09, respectively.

Mr. Jianquan Li, chairman and chief executive officer of Winner Medical, commented, “I am pleased to report that we achieved a double-digit topline growth rate despite very challenging conditions in key export markets such Europe and Japan. As we have seen in previous quarters, we had to respond with lower selling prices in Europe because of the ongoing debt crisis and tightening budgets at hospitals. Such pressures in overseas markets were offset by domestic sales in China, which surged by 76.5% year-over-year to $15.9 million from $9.0 million.”

Mr. Li continued, “In the third quarter of fiscal 2012, our sales of PurCotton® consumer products in supermarkets and department stores in China continued to grow, further extending the progress made in past quarters and contributing to China’s rise to be our second-largest market globally. The Company’s consumer sales doubled, totalling $2.8 million as compared to $1.4 million in the third quarter of fiscal 2011. As of June 30, 2012, the Company operated 44 retail stores throughout China, compared to 37 as of June 30, 2011. As brand building and retail network expansion of this type requires significant upfront invesments, we do not expect that our PurCotton® retail business will be profitable in the near term.”

Third quarter of Fiscal 2012 Financial Performance

Revenues in the third quarter of fiscal 2012 increased by 16.0% to $48.2 million from $41.5 million in the same quarter of the previous fiscal year. The increase was mainly attributable to the robust sales of medical products and PurCotton® products in China offsetting sluggish or declining export sales.

Revenue By Geography

•	Europe: Europe remained the Company’s largest market with strong sales of $16.4 million, representing a slight annual increase of 2.1% from $16.1 million in the same quarter of fiscal 2011. Of note, sales generated from Britain decreased by 34.8% year over year, or $1.5 million, due to: (1) one customer’s restructuring of its supply chain, which resulted in reduced inventory stock levels; and (2) lower average selling prices for products. Sales generated from Sweden decreased US$271,000, or 9.8%, as a result of lower average selling prices. As a percentage of total sales, sales in Europe were 34.1% for the three months ended June 30, 2012, down from 38.7% in the same quarter of the previous fiscal year.

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•	North and South America: Sales in North and South America decreased by 14.7%, to $7.3 million from $8.6 million for the same period last year. Of note, sales generated from the United States increased US$885,000, or 18.0%, during the three months ended June 30, 2012, as the Company enhanced its sales efforts in the U.S., despite one of its major customers decreasing its orders due to an adjustment of its procurement plans for certain medical dressing products during the three months ended June 30, 2012.However this increase was partly offset by a decrease in orders from Brazil. The Company believes that this was mainly due to customers in Brazil not making consistent orders each month. As a percentage of total sales, sales in North and South America were 15.1% in the third quarter of fiscal 2012 compared to 20.6% in the same quarter of the previous year.

•	Japan: Sales in Japan saw a decline of 12.5% year over year to $5.4 million from $6.2 million, as a number of Japanese customers reduced orders because of overstocked inventory that had accumulated from excess purchases following Japan’s Tohoku earthquake of March 11, 2011. As a percentage of total sales, sales in Japan were 11.3% in the third quarter of fiscal 2012 compared to 14.9% in the same quarter of the previous year.

•	China: China has surpassed North and South America to become the Company’s second-largest market. Domestic sales increased significantly by 76.5% year-over-year to $15.9 million from $9.0 million, mainly driven by increased sales of “Winner” branded medical products and “PurCotton®” branded products. Sales of medical products in China increased to $6.7 million, representing a growth rate of 83.4% compared to the same quarter of the previous fiscal year. This increase was mainly due to the Company’s continuing efforts to expand its sales channels, including increasing the number of local distributors to cover more hospitals and penetrate deeper into existing hospitals, chain drug stores and other sales channels. Sales of PurCotton® products rose to $9.2 million, an increase of 71.9% from the same quarter of the previous fiscal year. As a percentage of total sales, sales in China increased to 33.0% in the third quarter of fiscal 2012 compared to 21.7% in the third quarter of fiscal 2011.

•	Other Regions: Net sales generated from other regions increased by 85.7% in the third quarter of fiscal 2012 to $3.1 million from $1.7 million in the same quarter of the previous year. This increase in sales was due to the Company’s enhanced sales efforts in the Middle East and Africa markets.

Revenue By Products

Sales generated from medical products increased by 7.8% to $39.0 million in the third quarter of fiscal 2012 from $36.2 million in the third quarter of fiscal 2011. As a percentage of total sales, sales from medical products were 80.9% in the third quarter of fiscal 2012 compared to 87.1% in the same quarter of fiscal 2011.

Sales generated from PurCotton® products increased by 71.9% to $9.2 million in the third quarter of fiscal 2012 from $5.4 million in the third quarter of fiscal 2011. As a percentage of total sales, sales from PurCotton® branded products were 19.1% in the third quarter of fiscal 2012 compared to 12.9% in the same quarter of the previous year.

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•	Material supplies of PurCotton® branded jumbo rolls totalled $6.4 million, representing a substantial increase of 59.6% compared to $4.0 million in the third quarter of fiscal 2011. The increase was due to higher demand from China-based existing and new customers who use jumbo rolls for home care and hygienic products.

•	Retail sales of PurCotton® branded consumer products totalled $2.8 million compared to $1.4 million in the third quarter of fiscal 2011. The jump in sales was driven by the opening of more retail stores and improved sales in the Company’s existing stores, online sales platforms and mass distribution channels. As of June 30, 2012, the Company operated 44 retail stores throughout China, compared to 37 as of June 30, 2011. PurCotton® consumer products have been receiving positive feedback and gaining brand recognition, as evidenced by increased sales and customer loyalty program memberships.

Cost of sales increased by 19.0% to $36.0 million in the third quarter of fiscal 2012 from $30.2 million in the same quarter of the previous fiscal year. The cost of sales as a percentage of revenue was 74.6% and 72.8% for the three months ended June 30, 2012 and 2011, respectively. The increase in cost of sales was mainly attributable to: (1) an approximate 15% salary cost increase (which included welfare and social insurance for employees); and (2) an approximately US$818,000 depreciation and impairment cost related to a factory workshop owned by Hubei Winner and painting equipment owned by Winner Medical (Huanggang) Co., Ltd.

Gross profit increased by 8.2% to $12.2 million in the third quarter of fiscal 2012 from $11.3 million in the same quarter of the previous fiscal year. Gross margin decreased to 25.4% from 27.2% in the third quarter of fiscal 2011. The decrease in gross margin was mainly due to: (1) lower selling prices to customers in Europe and the United States. Challenging global economic conditions, especially in Europe and North America, have forced governments in those areas to tighten public expenditures, leading to a more stringent budget for medical products. In order to maintain long-term cooperation with those customers, the Company offered certain products with lower selling prices than before to maintain and attract orders during the current economic climate. The Company expects that ongoing adjustments of selling prices might continue, subject to global economic conditions and customer demands; (2) approximately US$818,000 in depreciation and impairment costs related to a factory workshop owned by Hubei Winner Textile Co., Ltd. and painting equipment owned by Winner Medical (Huanggang) Co., Ltd.; and (3) an approximate 15% salary increase (which included welfare and social insurance for employees).

Government subsidies increased to approximately $170,000 in the third quarter of fiscal 2012 from approximately $90,000 in the same quarter of the previous fiscal year. The increase was mainly driven by an increase in financial incentives from the Shenzhen government as compared to the same period of fiscal 2011.

Gain from commodity derivatives was approximately $93,000 on cotton futures products in the third quarter of fiscal 2012 compared to approximately $65,000 in the same quarter of the previous fiscal year. This modest increase in gain resulted from implementation of more stringent trading policies and process controls since the establishment of the Company’s Commodity Trading Center in July 2011.

Foreign exchange gains for the three months ended June 30, 2012 increased approximately $471,000 to approximately $200,000, from a loss of $271,000 for the same period of the previous fiscal year. The increase in gains was mainly due to the Company’s involvement in foreign trades with international customers, the majority of which were settled in U.S. Dollars. On June 30, 2012 and April 1, 2012, the exchange rates of the RMB against the U.S. Dollar were 6.3249 and 6.3035, respectively; the depreciation of the RMB against the U.S. Dollar by 0.34% resulted in exchange gains for the three months ended June 30, 2012.

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In order to minimize currency exchange risk, the Company has been reinforcing and expanding its business in China market and inserting clauses into contracts stipulating that the selling price is subject to the fluctuation of currency and the price of raw materials.

Selling, general and administrative expenses increased by 45.0% to $10.6 million in the third quarter of fiscal 2012 from $7.3 million in the same quarter of the previous fiscal year. As a percentage of total sales, SG&A expenses were 22.0% and 17.6% for the third quarter of fiscal 2012 and 2011, respectively. The increase in selling, general and administrative expenses resulted from increases in expenses related to the Company’s going private transaction, salary, leasing expenses, domestic transportation expenses and advertising fees, as well as new product sales fees for PurCotton® retail products.

Interest expenses decreased to approximately $125,000 for the three months ended June 30, 2012 as compared to approximately $135,000 for the same period last year, a change of approximately $10,000.

Income tax credit in the third quarter of fiscal 2012 was approximately $55,000 as compared to income tax provision of approximately $565,000 in the same quarter of the previous fiscal year. Income tax credit as a percentage of income before income taxes was 2.4% for the three months ended June 30, 2012 as compared with income tax expenses as a percentage of income before income taxes of 14.1% for the same period of fiscal 2011. The different effective tax rates for the three month period ended June 30, 2012 was mainly due to the recognition of 150% tax-deductible preferential policy on research and development expenses of approximately $322,000, which was confirmed by the tax authority during this quarter, and the recognition of a deferred tax asset for Shenzhen PurCotton Technology Co., Ltd. and Hubei Winner Textile Co., Ltd. for the three months ended June 30, 2012, as the Company expects that the losses from PurCotton retail business can be utilized before such expiration period.

Net income attributable to Winner Medical decreased by 32.0% year-over-year to $2.3 million from $3.4 million in the third quarter of fiscal 2011. Net margin decreased to 4.8% in this reporting quarter compared to 8.2% in the third quarter of fiscal 2011. The decrease in net income and net margin was primarily due to: (1) lower selling prices to customers in Europe and the United States due to the economic downturn; (2) depreciation and impairment expenses of approximately $818,000 relating to the Company’s factory workshops and facilities; (3) advertising fees, slotting allowances and bar code expenses paid to stores for the PurCotton retail business; and (4) expenses relating to the Company’s going-private transaction. The Company’s PurCotton retail business experienced after-tax losses of approximately $984,000 and approximately $852,000 for the three months ended June 30, 2012 and 2011, respectively. The Company regards these losses as strategic losses which reflect initial expenses by the Company for brand-building and expansion of online and offline distribution channels.

Basic and diluted net income per share were $0.10 and $0.09, respectively, for the third quarter of fiscal 2012 versus $0.14 for each for the same quarter of the previous fiscal year.

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First Nine Months of Fiscal 2012 Financial Performance

Revenues in the nine months ended June 30, 2012 increased by 20.6% to $130.8 million from $108.5 million in the same period of the previous fiscal year. The increase was mainly attributable to significant continuing demand from existing and new customers in Europe and the robust expansion of sales of medical products and PurCotton® products in China.

Cost of sales increased by 24.6% to $97.6 million in the nine months ended June 30, 2012 from $78.3 million in the same period of the previous fiscal year. The cost of sales as a percentage of revenue was 74.6% and 72.2% for the nine months ended June 30, 2012 and 2011, respectively.

Gross profit increased by 10.3% to $33.2 million in the nine months ended June 30, 2012 from $30.1 million in the same period of the previous fiscal year. Gross margin decreased to 25.4% from 27.8% in the same period of the previous fiscal year.

Government subsidies decreased to approximately $416,000 in the nine months ended June 30, 2012 from $1.3 million in the same period of the previous fiscal year.

Gain from commodity derivatives was approximately $167,000 on cotton futures products in the nine months ended June 30, 2012 compared to a loss of $1.7 million in the same period of the previous fiscal year.

Foreign exchange losses were approximately $83,000 in the nine months ended June 30, 2012 compared to $415,000 for the same period of the previous fiscal year.

Selling, general and administrative expenses increased by 33.4% to $25.5 million in the nine months ended June 30, 2012 from $19.2 million in the same period of the previous fiscal year. As a percentage of total sales, SG&A expenses were 19.5% and 17.7% for the nine months ended June 30, 2012 and 2011, respectively.

Interest expenses increased slightly to approximately $229,000 for the nine months ended June 30, 2012 from approximately $228,000 for the same period last year.

Income tax provision in the nine months ended June 30, 2012 was $1.8 million, as compared to $1.3 million in the same period of the previous fiscal year. Income tax as a percentage of income before income taxes was 21.4% for the nine months ended June 30, 2012 compared with 12.5% for the same period of the previous fiscal year.

According to PRC tax laws, a company’s pretax income in the current year cannot offset a loss that occurred more than five years ago. As the Company expects that its pretax income from the PurCotton® retail business may not be sufficient to utilize the unused pretax losses before they expire, the Company recognized an approximately $907,000 valuation allowance for unused tax losses arising from the calendar years 2010 and 2011 for its retail business for the nine months ended June 30, 2012, which was offset by the recognition of a 150% tax-deductible preferential policy on research and development expenses of approximately $322,000, which was confirmed by the tax authority during this quarter. This resulted in a comparatively higher effective tax rate for the nine-month period ended June 30, 2012 as compared to the same period last year.

Net income attributable to Winner Medical decreased by 25.3% year-over-year to $6.8 million from $9.0 million in the nine months ended June 30, 2011. Net margin decreased to 5.1% in this reporting period compared to 8.3% in the nine months ended June 30, 2011.

Basic and diluted net income per share were $0.28 and $0.27, respectively, for the nine months ended June 30, 2012 versus $0.37 for each during the same period of the previous year.

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Balance Sheets

As of June 30, 2012, the Company had cash and cash equivalents of $25.2 million compared to $21.9 million as of September 30, 2011. The Company’s working capital as of June 30, 2012 was $58.2 million.

Net cash provided by operating activities was $13.2 million for the nine months ended June 30, 2012, as compared to net cash used in operating activities of $1.6 million in the same period of the previous fiscal year. The increase in net cash provided by operating activities was mainly due to:

(1) cash flows provided by inventories of approximately $29,000 during the nine months ended June 30, 2012 as compared with cash flows used in inventories of approximately $8.7 million for the nine months ended June 30, 2011. This change in cash flows used in inventories was driven by the Company’s stronger management of inventory turnover;

(2) cash flows provided by accrued and other liabilities of approximately $2.0 million during the nine months ended June 30, 2012 as compared with approximately $310,000 for the nine months ended June 30, 2011. This increase was mainly due to: (a) increased new product sales fees, such as slotting allowances and bar code expenses paid to stores; (b) expenses incurred during fiscal 2012 relating to the Company’s going-private transaction; and (c) construction expenses for Winner Medical & Textile Ltd. Chongyang; and

(3) cash flows used in accounts receivable of approximately US$2.7 million during the nine months ended June 30, 2012 as compared with approximately US$4.3 million for the nine months ended June 30, 2011. This change in cash flows used in accounts receivable was due to the Company’s management of account receivable turnover; and

(4) cash flows provided by restricted bank deposits of approximately US$1.6 million during the nine months ended June 30, 2012 as compared with restricted cash of approximately US$194,000 for the nine months ended June 30, 2011. This change in restricted bank deposits was mainly driven by the withdrawal of approximately US$1.6 million registered capital for Shenzhen PurCotton E-Commerce Co., Ltd., which was deposited during the same period of last year.

Operational Updates

Manufacturing lines

The Company purchased two PurCotton® baby diaper manufacturing lines in 2011, with the expectation that they would start trial production in February 2012. However, after sample production and market testing, the Company found that the manufacturing lines needed minor adjustments to meet the Company’s stringent quality requirements. These lines started trial production in July 2012 and the Company estimates that commercial production will begin in August 2012. In addition, in July 2012, the Company started to install two new PurCotton jumbo roll manufacturing lines, which were purchased in December 2011. The Company estimates that these lines will begin commercial production in the first quarter of fiscal 2013.

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As part of the expansion of its production capacity for medical products, and in light of the high cost of labor in Shenzhen where the Company is headquartered, the Company plans to relocate some of its manufacturing operations to inland cities in the PRC where the cost of labor is lower. The Company’s wholly-owned subsidiary, Winner Medical & Textile Ltd. Chongyang (“Winner Chongyang”), is currently building two workshops, an administrative office, a canteen and a dormitory in Chongyang, Hubei province, to facilitate this production expansion and relocation. The Company expects that these buildings will be completed by the end of December 2012, and will begin manufacturing operations following completion in early 2013.

PurCotton® Retail Business

As of August 9, 2012, Winner Medical owned and operated 48 PurCotton® branded retail stores, with 18 in Guangdong province, 10 in Beijing, 8 in Shanghai, 2 in Hong Kong and 10 in PRC second-tier cities, such as Changsha, Wuhan, Xiamen, Shenyang, Tianjin and Chengdu, after having recently opened 3 new stores in Beijing and 1 new store in each of Wuhan, Chengdu and Shenyang. From May 10, 2012 to August 9, 2012, 1 store in Hong Kong and 1 in Shanghai were closed due to low traffic or expiration of lease agreements. Both stores were opened in the initial stage of operating the retail business and management does not consider their closures to significantly impact the Company’s retail expansion plans.

Since launching the customer loyalty membership program in the Company’s chain stores in November 2010, approximately 65,000 members have been recorded as of August 9, 2012, compared with approximately 50,000 members as of May 10, 2012. The repurchase rate by members is approximately 70%.

The Company established Shenzhen PurCotton E-Commerce Co., Ltd. ("PurCotton E-Commerce") in November 2011 with two non-affiliated individuals who are experts in e-commerce in order to oversee the operation of its online sales. At the time of establishment, the Company owned 70% of the equity interests in this operating company, with the other 30% being owned by the two individuals. However, in April 2012, the three parties mutually agreed to cease the partnership in PurCotton E-Commerce. The two individuals had withdrawn their initial capital by April 2012. The Company is in the process of updating the business registration of PurCotton E-Commerce with the local government and expects to complete that process in the fourth quarter of 2012.

In addition, the Company has launched its PurCotton retail products into new distribution channels. As of August 9, 2012 the Company sells eight separate stock keeping units (or “SKUs”) of PurCotton sanitary napkins to a network of more than 1,000 stores in approximately 12 cities. It is expected that a total of 12 SKUs of sanitary napkins and 8 SKUs of PurCotton baby diapers will be launched in the fourth quarter of 2012. The Company believes that these distribution channels will increase sales. However, this form of sales has a high level of start-up costs, including new product sales fees in each network for each SKU.

Outlook

For the 2012 full fiscal year, the Company now estimates that its revenues will be in the range of $172.4 million to $187.4 million, representing a year-over-year growth rate of between approximately 15% and 25%. We are adjusting guidance in response to the sustained European debt crisis, which has resulted in a decrease in orders from our European customers.

This forecast reflects the Company’s current and preliminary view, which is subject to change.

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Conference Call

The Company will host a conference call at 9:00 p.m. ET on Thursday, August 9, 2012 (9:00 a.m. Beijing Time on Friday, August 10) to discuss its third quarter of fiscal 2012 results and recent business developments. Listeners may access the call by dialing:

Dial-in Number:

1-718-354-1231 (U.S. Toll)

1-866-519-4004 (U.S. Toll Free)

65-6723-9381 (International)

800-819-0121 (China Domestic)

400-620-8038 (China Mobile)

800-930-346 (Hong Kong)

Pass code 17092363

A telephone replay will be available shortly after the conclusion of the call and will be accessible from August 9, 2012 at 11:00 p.m. ET to August 16, 2012 at 11:59 p.m. ET by calling 1-866-214-5335 (US), 800-714-0386 (China North), 800-140-0386 (China South), 800-901-596 (Hong Kong) or 61-2-8235-5000 (International) with passcode 17092363.

The earnings release will be available on the investor relations page of Winner Medical's website at http://winnermedical.investorroom.com/ on Friday, August 10, 2012 (ET).

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fifteen wholly-owned subsidiaries and three joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

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Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the SEC. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Contact:

Winner Medical Group Inc.

Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858

Email: investors@winnermedical.com

ICR Inc.

Mr. Rob Koepp

Phone: +86-10-6583-7516 or +1-646-405-5171

E-mail: robert.koepp@icrinc.com

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Winner Medical Group Inc.

Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
	US$	US$	US$	US$

Net sales	48,191,971	41,536,465	130,827,383	108,460,785

Cost of sales	(35,960,360)	(30,227,856)	(97,591,364)	(78,318,957)
Gross profit	12,231,611	11,308,609	33,236,019	30,141,828

Other operating income /(loss) , net	144,329	(2,831)	218,960	(104,786)
Government subsidies	169,784	90,407	416,274	1,304,622
Realized gain/(loss) on commodity financial instruments	92,791	65,037	167,467	(1,694,632)
Foreign currency exchange gain/(loss)	199,642	(270,910)	(83,240)	(415,041)
Selling, general and administrative expenses	(10,576,805)	(7,293,780)	(25,538,616)	(19,151,578)

Income from operations	2,261,352	3,896,532	8,416,864	10,080,413
Interest income	109,120	59,088	279,760	105,256
Interest expense	(125,150)	(134,793)	(228,701)	(227,978)
Equity in earnings of 50 percent or less owned persons	69,945	179,745	151,410	362,860
Income before income taxes	2,315,267	4,000,572	8,619,333	10,320,551

Income taxes	55,227	(565,349)	(1,840,529)	(1,287,744)
Net income	2,370,494	3,435,223	6,778,804	9,032,807

Net income attributable to noncontrolling interests	(43,210)	(10,698)	(63,383)	(44,102)
Net income attributable to Winner Medical Group Inc.	2,327,284	3,424,525	6,715,421	8,988,705

Comprehensive income:
Net income	2,370,494	3,435,223	6,778,804	9,032,807
Foreign currency translation difference	(600,851)	1,385,899	621,397	3,757,299
Comprehensive income attributable to noncontrolling interests	(41,732)	(10,672)	(63,870)	(44,452)

Comprehensive income attributable to Winner Medical Group Inc.	1,727,911	4,810,450	7,336,331	12,745,654

Net income attributable to Winner Medical Group Inc. per share
- basic	0.10	0.14	0.28	0.37
- diluted	0.09	0.14	0.27	0.37

Weighted average common stock outstanding
- basic	24,371,872	24,130,247	24,365,867	24,125,593
- diluted	25,013,418	24,601,088	24,770,079	24,621,897

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Winner Medical Group Inc.

Consolidated Balance Sheets

	June 30,	September 30,
	2012	2011
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	25,225,650	21,945,105
Restricted bank deposits	107,679	1,836,491
Restricted broker margin account	475,106	0
Accounts and notes receivable, less allowances for doubtful accounts of US$92,213 and US$159,485 at June 30, 2012 and September 30, 2011, respectively	23,789,096	20,982,263
Amounts due from affiliated companies	84,550	157,779
Inventories	25,500,169	25,408,700
Prepaid expenses and other current assets	11,805,719	8,334,504
Income taxes recoverable	234,400	146,408
Deferred tax assets	345,293	376,411
Total current assets	87,567,662	79,187,661
Property, plant and equipment, net	69,678,053	65,461,750
Investment in equity investees	2,573,325	2,421,915
Intangible assets, net	148,340	126,918
Prepaid expenses and other receivables	2,463,983	1,596,354
Deferred tax assets	1,190,522	1,124,089
Total assets	163,621,885	149,918,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	6,324,211	6,294,356
Accounts payable	10,137,984	7,420,580
Accrued payroll and employee benefits	3,508,256	3,141,756
Customer deposits	1,099,714	1,115,887
Accrued and other liabilities	6,822,643	4,253,889
Amounts due to affiliated companies	85,402	0
Income taxes payable	1,437,598	1,970,710
Total current liabilities	29,415,808	24,197,178
Deferred tax liabilities	0	45,025
Total liabilities	29,415,808	24,242,203

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding June 30, 2012 –24,371,872 shares; September 30, 2011 –24,140,247 shares	24,373	24,141
Additional paid-in capital	43,559,598	42,490,464
Retained earnings	65,635,028	58,984,686
Statutory reserves	5,932,049	5,866,970
Accumulated other comprehensive income	18,790,415	18,169,505
Total Winner Medical Group Inc. stockholders’ equity	133,941,463	125,535,766

Noncontrolling interests	264,614	140,718
Total stockholders’ equity	134,206,077	125,676,484

Total liabilities and stockholders’ equity	163,621,885	149,918,687

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